UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 33-339505

                   ContiMortgage Home Equity Loan Trust 1998-2
             (Exact name of registrant as specified in its charter)

        277 Park Avenue, 38th Floor, New York, New York 10172 (212) 207-2800 (Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)

                        See Schedule - A attached hereto
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            X - Section 15 (d) of the Securities Exchange Act of 1934
            Rule 12g-4(a)(1)(i)                   Rule 12h-3(b)(1)(i)
            Rule 12g-4(a)(1)(ii)                  Rule 12h-3(b)(1)(ii)
            Rule 12g-4(a)(2)(i)                   Rule 12h-3(b)(2)(i)
            Rule 12g-4(a)(2)(ii)                  Rule 12h-3(b)(2)(ii)
                                                  Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: See Schedule A attached hereto

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 1999                    By:       /s/ Joy B. Tolbert
      --------------------------------       -----------------------------------
                                                        Joy B. Tolbert
                                                        Vice President
                                                        and Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                              Schedule A to Form 15


                                                     Number of Holders of Record
Trust Name                                              as of January  4, 1999
----------                                           ---------------------------

ContiMortgage Home Equity Loan Trust 1998-2
     Class A-1                                                    3
     Class A-2 Fixed                                             14
     Class A-2 Floating                                          15
     Class A-3                                                   33
     Class A-4                                                   22
     Class A-5                                                   12
     Class A-6                                                   16
     Class A-7                                                    8
     Class A-8                                                    1
     Class A-9                                                   10
     Class A-10IO                                                 3
     Class B                                                      2